Exhibit 99.1

Ancestry.com Completes Refinancing of Credit Facilities

PROVO, Utah, Aug. 28, 2015 (GLOBE NEWSWIRE) – Ancestry.com LLC (the “Company”) today announced that it and its subsidiary, Ancestry.com Inc. (the “Borrower”), entered into a new credit agreement, by and among the Borrower, the Company, Ancestry US Holdings Inc., the guarantors party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, which provides new credit facilities, consisting of a $735 million term loan facility and an $80 million revolving credit facility. The Company, Ancestry US Holdings Inc. and certain subsidiaries of the Company, Ancestry US Holdings Inc. and the Borrower guarantee the new credit facilities. A portion of the proceeds of the term loan facility under the new credit facilities was used to repay the Borrower’s existing credit facilities in full and pay fees and expenses related to the refinancing, and the balance of such proceeds, together with cash on the balance sheet, will be used to pay a cash dividend to the Company’s shareholders and for general corporate purposes.

About Ancestry.com

Ancestry.com is the world’s largest online family history resource with more than 2 million paying subscribers across all its websites. More than 16 billion records have been added, and users have created more than 70 million family trees to the core Ancestry websites, including its flagship site www.ancestry.com and its affiliated international websites. Ancestry.com offers a suite of online family history brands, including Archives.com, Fold3.com, Newspapers.com, as well as the AncestryDNA product, sold by its subsidiary, Ancestry.com DNA, LLC, and the new AncestryHealth product, offered by its subsidiary AncestryHealth.com, LLC, all of which, along with its core Ancestry websites, are designed to empower people to discover, preserve and share their family history.

Forward-Looking Statements

This press release contains forward-looking statements, including statements relating to the Company’s planned dividend, that relate to future events and involve known and unknown risks, uncertainties and other factors that may cause the future events to be materially different from those anticipated in these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “appears,” “may,” “designed,” “expect,” “intend,” “focus,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “should,” “continue” or “work” or the negative of these terms or other comparable terminology. Forward-looking statements involve a number of risks and uncertainties that could cause future events to differ materially from those anticipated by these forward-looking statements. Information concerning these and additional factors that could cause events to differ materially from those projected in the forward-looking statements is contained under the caption “Risk Factors” in Ancestry.com LLC’s Quarterly Report on Form 10-Q for the period ended June 30, 2015, which was filed with the Securities and Exchange Commission on July 31, 2015, and in discussions in other of Ancestry.com LLC’s Securities and Exchange Commission filings.

These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

CONTACT: Melissa Garrett

mgarrett@ancestry.com

(801) 705-7105